EX 10.11
FORM OF INVESTMENT MANAGEMENT TRUST AGREEMENT
     THIS INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Agreement”) is made as of the [                    ] day of [                    ], 2008, by and between JWL Partners Acquisition Corp., a Delaware corporation (the “Company”), with its principal offices located at 9 West 57th Street, 26th floor, New York, NY 10019, and Continental Stock Transfer & Trust Company (the “Trustee”), located at 17 Battery Place, New York, NY 10004.
     WHEREAS, the Company’s Registration Statement on Form S-1, as amended (File No. 333-149120 (the “Registration Statement”)), for its initial public offering of securities (the “IPO”) has been declared effective as of the date hereof (the “Effective Date”) by the Securities and Exchange Commission;
     WHEREAS, Credit Suisse Securities (USA) LLC is acting as the representative (the “Representative”) of the several underwriters in the IPO (collectively, the “Underwriters”);
     WHEREAS, as described in the Registration Statement, and in accordance with the Company’s Amended and Restated Certificate of Incorporation, (i) approximately $[198,007,461] (approximately $[226,957,461] if the Underwriters’ over-allotment option is exercised in full) to be received by the Company in connection with the IPO, plus (ii) $6,000,000 to be received by the Company in connection with the sale by the Company of warrants (each warrant representing the right to purchase one share of the Company’s common stock) to the Company’s sponsors and their affiliates, will be delivered to the Trustee to be deposited and held in the Trust Account (as defined below) for the benefit of (A) prior to the consummation of a Business Combination (as defined in the Registration Statement), (x) the holders of the Company’s common stock issued in the IPO and (y) to the extent (and only to the extent) that the amount held in such Trust Account is distributable to the Company pursuant to Section 2 below, the Company, and (B) after the consummation of a Business Combination, the Company, in each case as hereinafter provided. The amount to be delivered to the Trustee will be referred to herein as the “Property,” the stockholders for whose benefit the Trustee shall hold the Property will be referred to as the “Public Stockholders,” and the Public Stockholders and the Company will be referred to together as the “Beneficiaries”;
     WHEREAS, the Property is being held by the Trustee for the benefit of the Public Stockholders in the event that the Company fails to consummate a Business Combination;
     WHEREAS, pursuant to the Underwriting Agreement, dated as of the date hereof, by and between the Company and the Underwriters, a portion of the Property equal to $7,000,000 (or $8,050,000 if the Underwriters’ over-allotment option is exercised in full) is attributable to the Underwriters’ fees, which amounts the Underwriters have agreed to deposit in the Trust Account and which will be paid from the Trust Account to the Underwriters upon the consummation of a Business Combination; and
     WHEREAS, the Company and the Trustee desire to enter into this Agreement to set forth the terms and conditions pursuant to which the Trustee shall hold the Property.
     IT IS AGREED:

     1. Agreements and Covenants Of Trustee. The Trustee hereby agrees and covenants to:
          (a) Hold the Property in trust for the Beneficiaries in accordance with the terms of this Agreement in a segregated trust account (the “Trust Account”) established by the Trustee at a branch of J.P. Morgan Chase N.A. and at a brokerage institution satisfactory to the Company and to the Trustee;
          (b) Manage, supervise and administer the Trust Account subject to the terms and conditions set forth herein;
          (c) In a timely manner, upon the written instruction of the Company, invest and reinvest the Property in any United States “government security” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 (the “1940 Act”), having a maturity of one hundred eighty (180) days or less, or in money market funds selected by the Company meeting the conditions of Rule 2a-7 promulgated under the 1940 Act; provided, that any money market funds in which the Property is invested will not invest in collateralized debt obligations, as determined by the Company;
          (d) Collect and receive, when due, all principal and income arising from the Property, which income, net of taxes and subject to Section 1(i), shall become part of the “Property,” as such term is used herein;
          (e) Promptly notify the Company of all communications received by it with respect to the Property;
          (f) Promptly supply any information or documents as may be requested by the Company in connection with the Company’s preparation of tax returns for the Trust Account or otherwise;
          (g) Participate in any plan or proceeding for protecting or enforcing any right or interest arising from the Property if, as and when instructed by the Company to do so;
          (h) Render to the Company, and to such other person as the Company may instruct, monthly written statements of the activities of and amounts in the Trust Account reflecting all receipts and disbursements of the Trust Account;
          (i) If there is any income or other tax obligation relating to the income from the Property in the Trust Account as determined by the Company, then, from time to time, at the written instruction of the Company, the Trustee shall promptly, to the extent there is not sufficient cash in the Trust Account to pay such tax obligation, liquidate such assets held in the Trust Account as shall be designated by the Company in writing, and disburse to the Company by wire transfer, out of the Property in the Trust Account, the amount indicated by the Company as owing in respect of such income tax obligation;
          (j) Commence liquidation of the Trust Account promptly after receipt of and only in accordance with the terms of a letter (the “Termination Letter”), in a form substantially similar to either that attached hereto as Exhibit A or that attached hereto as Exhibit B, signed on behalf of the Company by its Chief Executive Officer, and complete the liquidation of the Trust Account and distribute the Property in the Trust Account only as directed in the Termination Letter and the other documents referred to therein; provided, however, that in the event that a Termination Letter has not been received by                     , 2010, the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B to the stockholders of record on the record date, which record date shall be fixed by the Board of Directors of the Company; provided, further, that the record date shall be within ten (10) days of [                    ], 2010 [24 months following the effective date of the Registration Statement], or as soon thereafter as is practicable. In all cases, the Trustee shall provide the Representative with a copy of any Termination Letter and/or any other correspondence that it receives with respect to any proposed withdrawal from the Trust Account promptly after it receives the same; and
          (k) No distributions from the Trust Account shall be permitted except in accordance with Sections 1(i), 2(a), or 2(b) hereof.
     2. Permitted Distributions to the Company.
          (a) The Trustee shall release to the Company each month by wire transfer an amount equal to the interest earned on the Property in the Trust Account, unless the Trustee has received notice from the Company that any interest income should be set aside to pay taxes in accordance with Section 1(i), until a maximum of $3,000,000 of such interest has been released to the Company from the Trust Account. The first such distribution shall include income through the end of the month in which the Effective Date occurred; and
          (b) The Trustee shall, upon written instructions from the Company, deliver to the Company or to such governmental entity or taxing authority as the Company shall direct, from the Property in the Trust Account, an amount equal to the taxes payable by the Company, if any, relating to interest earned on the Property and any franchise taxes payable by the Company; provided that, to the extent there is not sufficient cash in the Trust Account to pay such tax obligations, the Trustee shall liquidate such assets held in the Trust Account as shall be designated by the Company, in writing, and disburse to the Company by wire transfer out of the Property in the Trust Account, the amount indicated by the Company as owing in respect of such tax obligations.
     3. Agreements and Covenants of the Company. The Company hereby agrees and covenants to:
          (a) Give all instructions to the Trustee hereunder in writing, signed by the Company’s Chief Executive Officer or any Vice Chairman;
          (b) Hold the Trustee harmless and indemnify the Trustee from and against any and all expenses, including reasonable counsel fees and disbursements, or loss suffered by the Trustee in connection with any action, suit or other proceeding brought against the Trustee involving any claim, or in connection with any claim or demand which in any way arises out of or relates to this Agreement, the services of the Trustee hereunder, or the Property or any income earned from investment of the Property, except for expenses and losses resulting from the

Trustee’s gross negligence or willful misconduct. Promptly after the receipt by the Trustee of notice of demand or claim or the commencement of any action, suit or proceeding, pursuant to which the Trustee intends to seek indemnification under this paragraph, it shall notify the Company in writing of such claim (hereinafter referred to as the “Indemnified Claim”). The Trustee shall conduct and manage the defense against such Indemnified Claim; provided, that the Company may voluntarily participate in such action at its own cost with its own counsel;
          (c) Pay the Trustee an initial acceptance fee and a transaction processing fee for each disbursement made pursuant to Section 2 as set forth on Schedule A hereto, which fees shall be subject to modification by the parties from time to time. It is expressly understood that the Property shall not be used to pay such fees and further agreed that said transaction processing fees shall be deducted by the Trustee from the disbursements made to the Company pursuant to Section 2. The Company shall pay the Trustee the initial acceptance fee and first year’s fee at the consummation of the IPO and thereafter on the anniversary of the Effective Date. The Trustee shall refund to the Company the annual fee (on a pro rata basis) with respect to any period after the liquidation of the Trust Fund. The Company shall not be responsible for any other fees or charges of the Trustee except as set forth in this Section 3(c) and as may be provided in Section 3(b) hereof (it being expressly understood that the Property shall not be used to make any payments to the Trustee under such Sections); and
          (d) In connection with any vote of the Company’s stockholders regarding a Business Combination, provide to the Trustee an affidavit or certificate of a firm regularly engaged in the business of soliciting proxies and tabulating stockholder votes verifying the vote of the Company’s stockholders regarding such Business Combination.
     4. Limitations of Liability. The Trustee shall have no responsibility or liability to:
          (a) Take any action with respect to the Property, other than as directed in Section 1 hereof, and the Trustee shall have no liability to any party under this Agreement except for liability arising out of its own gross negligence or willful misconduct;
          (b) Institute any proceeding for the collection of any principal and income arising from, or institute, appear in or defend any proceeding of any kind with respect to, any of the Property unless and until it shall have received written instructions from the Company given as provided herein to do so and the Company shall have advanced or guaranteed to it funds sufficient to pay any expenses incident thereto;
          (c) Change the investment of any Property, other than in compliance with paragraph 1(c);
          (d) Refund any depreciation in principal of any Property invested in accordance with Section 1(c);
          (e) Assume that the authority of any person designated by the Company to give instructions hereunder shall not be continuing unless provided otherwise in such designation, or unless the Company shall have delivered a written revocation of such authority to the Trustee;

          (f) The other parties hereto or anyone else for any action taken or omitted by it in compliance with this Agreement, or any action suffered by it to be taken or omitted in compliance with this Agreement made in good faith and in the exercise of its best judgment, except for its gross negligence or willful misconduct. The Trustee may rely conclusively and shall be protected in acting upon any order, notice, demand, certificate, opinion or advice of counsel (including counsel chosen by the Trustee), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is believed by the Trustee, in good faith, to be genuine and to be signed or presented by the proper person or persons. The Trustee shall not be bound by any notice or demand, or any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced by a written instrument delivered to the Trustee signed by the proper party or parties and, if the duties or rights of the Trustee are affected, unless it shall give its prior written consent thereto;
          (g) Verify the correctness of the information set forth in the Registration Statement or to confirm or assure that any acquisition made by the Company or any other action taken by it is as contemplated by the Registration Statement;
          (h) Look to any other agreement for the determination of its duties as Trustee;
          (i) As and to the extent requested from time to time by the Company, prepare, execute and file such tax reports, income or other tax returns and pay any taxes with respect to income and activities relating to the Trust Account, regardless of whether such tax is payable by the Trust Account or the Company (including but not limited to income tax obligations), it being expressly understood that as set forth in Section 1(i), if there is any income or other tax obligation relating to the Trust Account or the Property in the Trust Account, as determined from time to time by the Company and regardless of whether such tax is payable by the Company or the Trust, at the written instruction of the Company, the Trustee shall make funds available in cash from the Property in the Trust Account an amount specified by the Company as owing to the applicable taxing authority, which amount shall be paid directly to the Company by electronic funds transfer, account debit or other method of payment, and the Company shall forward such payment to the taxing authority; or
          (j) Verify calculations, qualify or otherwise approve Company requests for distributions pursuant to Sections 1(i), 2(a) or 2(b) above.
     5. Waiver of Claims. The Trustee hereby waives any and all right, title, interest or claim of any kind (“Claim”) that the Trustee may have against the Property held in the Trust Account, and hereby agrees not to seek recourse, reimbursement, set-off, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever. In the event that the Trustee has a claim against the Company under this Agreement, including, without limitation, Section 3(b), the Trustee will pursue such claim solely against the Company and not against the Property held in the Trust Account.
     6. Termination. This Agreement shall terminate as follows:

          (a) If the Trustee gives written notice to the Company that it desires to resign under this Agreement, the Company shall use its reasonable efforts to locate a successor trustee. At such time that the Company notifies the Trustee that a successor trustee has been appointed by the Company and has agreed to become subject to the terms of this Agreement, the Trustee shall transfer the management of the Trust Account to the successor trustee, including but not limited to the transfer of copies of the reports and statements relating to the Trust Account, whereupon this Agreement shall terminate, except that the provisions of Section 3(b) shall survive termination; provided, however, that in the event that the Company does not locate a successor trustee within ninety (90) days of receipt of the resignation notice from the Trustee, the Trustee may, upon written notice to the Company, submit an application to have the Property deposited with the United States District Court for the Southern District of New York and, upon such deposit, the Trustee shall be immune from any liability whatsoever that arises due to any actions or omissions to act by any party after such deposit; or
          (b) At such time that the Trustee has completed the liquidation of the Trust Account in accordance with the provisions of paragraph 1(i) hereof and distributed the Property in accordance with the provisions of the Termination Letter, this Agreement shall terminate except with respect to Paragraph 3(b).
     7. Miscellaneous.
          (a) The Company and the Trustee each acknowledge that the Trustee will follow the security procedures set forth below with respect to funds transferred from the Trust Account. The Company and the Trustee will each restrict access to confidential information relating to such security procedures to authorized persons. Each party must notify the other party immediately if it has reason to believe unauthorized persons may have obtained access to such information and of any change in its authorized personnel. Exhibit C attached hereto lists an Authorized Individual and an Authorized Number for the Company.
          (b) This Agreement may be executed by facsimile and in several counterparts, which together shall constitute but one instrument.
          (c) This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof. This Agreement or any provision hereof may only be changed, amended or modified by a writing signed by each of the parties hereto; provided that such action shall not materially adversely affect the interests of the Underwriters or the Public Stockholders. Any change, waiver, amendment or modification to this Agreement that materially adversely affects the interests of the Underwriters or the Public Stockholders shall be subject to approval by the Representative, if such change materially adversely affects the interests of the Underwriters, or a majority of the Public Stockholders, if such change materially adversely affects the interests of the Public Stockholders. As to any claim, cross-claim or counterclaim in any way relating to this Agreement, each party waives the right to trial by jury.
          (d) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and the New York Civil Practice Laws and Rules 327(b). The parties hereto consent to the jurisdiction and venue of any state or federal court located in the City of New York for purposes of resolving any disputes hereunder, and the parties hereto irrevocably submit to such jurisdiction, which jurisdiction shall be exclusive. The parties hereto hereby waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
          (e) Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by certified or registered mail, by private national courier service (return receipt requested, postage prepaid), by personal delivery or by facsimile transmission. Such notice or communication shall be deemed given (a) if mailed, two days after the date of mailing, (b) if sent by national courier service, one business day after being sent, (c) if delivered personally, when so delivered, or (d) if sent by facsimile transmission, on the second business day after such facsimile is transmitted, in each case as follows:
If to the Trustee, to:
Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, New York 10004
Attn: Steven G. Nelson
Fax: (212) 616-7615
If to the Company, to:
JWL Partners Acquisition Corp.
9 West 57th Street, 26th Floor
New York, New York 10019
Attn: Steven R. Isko
Fax: (212) 605-7663
In either case with a copy to:
Greenberg Traurig, LLP
200 Park Avenue
New York, New York 10166
Attn: Joseph A. Herz, Esq.
Fax: (212) 801-6400
If to Representative or the Underwriters, to:
Credit Suisse Securities (USA) LLC
11 Madison Avenue
New York, New York 10010-3629
Attn: LCD-IBD
With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Avenue
Los Angeles, CA 90071
Attn: Gregg A. Noel, Esq.
Fax: (213) 687-5600

          (f) This Agreement may not be assigned by the Trustee without the prior written consent of the Company. This Agreement may be assigned by the Company to a wholly-owned subsidiary of the Company upon written notice to the Trustee.
          (g) The obligations and rights contained in Section 3(b) herein will survive the termination of this Agreement.
          (h) Each of the Trustee and the Company hereby represents that it has the full right and power and has been duly authorized to enter into this Agreement and to perform its respective obligations as contemplated hereunder. The Trustee acknowledges and agrees that it shall not make any claims or proceed against, and waives any and all right, title, interest or claim of any kind in or to any distribution of the Trust Account, including by way of set-off, and shall not be entitled to any funds in, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any claim against, the Trust Account under any circumstance.
          (i) The Trustee hereby consents to the inclusion of “Continental Stock Transfer & Trust Company, as Trustee” in the Registration Statement and other materials relating to the IPO.
          (j) The Underwriters and the Public Stockholders shall be third-party beneficiaries of this Agreement.
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     IN WITNESS WHEREOF, the parties have duly executed this Investment Management Trust Agreement as of the date first written above.

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS TRUSTEE
By:
	Name:	Steven G. Nelson
	Title:	President and Chairman of the Board

JWL PARTNERS ACQUISITION CORP.
By:
	Name:	Steven R. Isko
	Title:	Vice Chairman of the Board and Corporate Secretary

[Trust Agreement]